UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2006
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	0-23538	11-2153962

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2929 California Street, Torrance CA		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 212-7910
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 1.02. Termination of a Material Definitive Agreement.
     In May 2004, registrant and its largest customer entered into a four-year agreement (the “2004 Agreement”). Pursuant to the terms of the 2004 Agreement, registrant became the primary supplier of import alternators and starters for eight of this customer’s distribution centers and agreed to sell this customer certain products on a “pay-on-scan” (“POS”) basis. Under the “POS” arrangement, registrant was entitled to receive payment upon the sale of products to end users by the customer (the “POS Arrangement”). As part of the 2004 Agreement, the parties also agreed to use reasonable commercial efforts to convert the overall purchasing relationship to a POS Arrangement by April 2006, after which time, if the POS conversion was not fully accomplished, registrant would be obligated to purchase $24 Million of this customer’s inventory, payable by the issuance of monthly credits of $1 million over a 24-month period ending April 2008.
     The POS conversion was not completed by April 2006. Instead, as of August 24, 2006, the parties terminated the POS Arrangement and entered into an Amendment No. 3 to Pay On Scan Addendum (“POS Addendum”) and an Amendment No. 1 to Vendor Agreement (“Amended Vendor Agreement”). Under these new agreements, the customer will purchase those products previously sold on a POS basis for an amount which the registrant estimates to be between $24 and $26 million, and registrant will purchase approximately $20.0 million of the customer’s core inventory by issuing credits in that amount in August 2006. This new agreement also extended the term of the registrant’s primary supplier rights from May 2008 to August 2008.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description

99.1	Amendment No. 3 to Pay On-Scan Addendum dated as of August 22, 2006 between the registrant and AutoZone Parts, Inc.

99.2	Amendment No. 1 to Vendor Agreement dated as of August 22, 2006 between the registrant and AutoZone Parts, Inc.*

*  Portions of this exhibit are subject to a request for confidential treatment. These portions have been redacted and filed separately with the SEC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.

Date: August 30, 2006	/s/ Michael M. Umansky

Michael M. Umansky
Vice President and General Counsel